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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE


                                              For further information contact:
                                              Donald A. Williams, Chairman & CEO
                                              Michael J. Janosco Jr., CFO
                                              413-568-1911

Westfield Financial, Inc. Reports Results for the Quarter and Year Ended December 31, 2007 and Announces Stock Repurchase Program

Westfield, Massachusetts, January 23, 2008: Westfield Financial, Inc. (the "Company") (NASDAQ:WFD), the holding company for Westfield Bank (the "Bank"), reported net income of $2.6 million, or $0.09 per diluted share, for the quarter ended December 31, 2007 compared to $1.2 million, or $0.04 per diluted share for the same period in 2006. For the year ended December 31, 2007, net income was $8.7 million, or $0.29 per diluted share compared to $4.7 million, or $0.15 per diluted share for the same period in 2006.

The increase in earnings was primarily the result of an increase in net interest income, partially offset by increased noninterest expenses. Net interest income increased $2.0 million to $7.7 million for the three months ended December 31, 2007 compared to $5.7 million for the same period in 2006. The net interest margin, on a tax equivalent basis, was 3.22% for the three months ended December 31, 2007, compared to 2.90% for the same period in 2006. For the year ended December 31, 2007, net interest income increased $7.3 million to $30.2 million, compared to $22.9 million for the same period in 2006. The net interest margin, on a tax equivalent basis, was 3.25% and 3.05% for the years ended December 31, 2007 and 2006, respectively. The increase in net interest margin was primarily the result of the reinvestment of the proceeds of the Company's second step stock offering, which was completed on January 3, 2007.

For the three months ended December 31, 2007, noninterest expense was $5.6 million compared to $4.8 million for the same period in 2006. This was primarily due to an increase of $668,000 in salaries and benefits to $3.6 million. Salaries expense increased $399,000 as a result of hiring new employees and normal increases in employee salaries. Much of the new hiring was associated with a new Westfield Bank branch which opened for business during the second quarter of 2007. Expenses related to share-based compensation increased $318,000 for the three months ended December 31, 2007 as a result of new grants of restricted stock and stock options in the third quarter of 2007, along with expenses related to the Company's tax-qualified employee stock ownership plan.

For the year ended December 31, 2007, noninterest expense was $21.8 million compared to $19.4 million for the same period in 2006. This increase was primarily due to an increase of $1.8 million in salaries and benefits to $13.7 million for the year ended December 31, 2007. Salaries expense increased $1.2 million as a result of hiring new employees and normal increases in employee salaries. Much of the hiring was associated with a new branch described above. Expenses related to share-based compensation increased $846,000 for the year ended December 31, 2007 as a result of new grants and the Company's tax-qualified employee stock ownership plan, both described above.

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The results for both the quarter and the year ended December 31, 2007 include a pre-tax gain of $546,000 on the sale of a piece of vacant land in Feeding
Hills, Massachusetts. The results for both aforementioned periods also include a pre-tax gain of $315,000 resulting from the curtailment of a defined benefit plan, specifically pertaining to providing a life insurance benefit to employees who retire from Westfield Bank.

The results for the year ended December 31, 2006 included a pre-tax loss of $378,000 on the sale of fixed assets, which was the result of the sale of a building that previously housed Westfield Bank's branch in downtown Springfield, Massachusetts.

Stock Repurchase Plan

On January 22, 2008, the Board of Directors voted to authorize the commencement of a repurchase program ("Repurchase Program") authorizing the Company to repurchase up to 3,194,000 shares, or ten percent of its outstanding shares of common stock. The Repurchase Program will commence immediately following this announcement and will continue until the Repurchase Program is completed. The repurchases may be made from time to time at the discretion of management of the Company.

The Company intends to hold the shares repurchased as treasury shares. The Company may utilize such shares to fund any stock benefit or compensation plan or for any other purpose the Board of Directors of the Company deems advisable in compliance with applicable law.

Dividend Declaration

Donald A. Williams, Chairman and Chief Executive Officer stated, "On January 22, 2008, the Board of Directors declared a regular cash dividend of $0.05 per share, payable on February 21, 2008 to all shareholders of record on February 7, 2008."

Balance Sheet Growth

Total assets increased $43.0 million to $1.0 billion at December 31, 2007 from $996.8 million at December 31, 2006.

Investment securities increased $113.8 million to $522.8 million at December 31, 2007 from $409.0 million at December 31, 2006. Investment securities increased as management invested the proceeds of the Company's second step stock offering, which was completed on January 3, 2007. Cash and cash equivalents decreased $116.9 million, to $37.6 million at December 31, 2007 from $154.5 million at December 31, 2006. The decrease in cash and cash equivalents was the result of using funds to purchase securities.

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Net loans during the period increased by $29.7 million, to $414.9 million at
December 31, 2007 from $385.2 million at December 31, 2006. The increase in net loans was primarily the result of an increase in commercial and industrial loans and commercial real estate loans. Commercial and industrial loans increased $16.3 million to $116.7 million at December 31, 2007 from $100.4 million at December 31, 2006. Commercial real estate loans increased $15.4 million to $189.9 million at December 31, 2007 from $174.5 million at December 31, 2006.

Asset growth was funded primarily through a $68.4 million increase in Federal Home Loan Bank borrowings, which totaled $123.4 million at December 31, 2007.

Total deposits decreased $24.8 million to $602.7 million at December 31, 2007 from $627.5 million at December 31, 2006. The decrease in deposits was due to a decrease in time deposits and money market accounts, partially offset by an increase in regular savings and checking accounts. Time deposits decreased $20.7 million to $353.3 million at December 31, 2007. Management placed less emphasis on gathering time deposits in favor of using other types of funding, such as borrowings.

Money market accounts decreased $19.8 million to $74.6 million at December 31, 2007. These decreases were partially offset by increases of $11.0 million in regular savings and $5.5 million in checking accounts. The increases in both regular savings and checking accounts were fueled by new products with higher interest rates than the Bank's other comparable products.

Stockholders' equity decreased $2.9 million to $286.5 million at December 31, 2007 from $289.4 million at December 31, 2006. This represented 27.6% of total assets as of December 31, 2007 and 29.0% of total assets as of December 31, 2006. The change is primarily comprised of paying out regular and special dividends amounting to $0.40 per share in 2007 for a total of $12.1 million, partially offset by net income of $8.7 million for the year ended December 31, 2007.

Credit Quality

Nonperforming loans were $1.2 million, or 0.29% of total loans, at December 31, 2007, compared to nonperforming loans of $1.0 million, or 0.26%, of total loans, at December 31, 2006.

The allowance for loan losses was $5.7 million at December 31, 2007 and $5.4 million at 2006. This represents 1.36% of total loans at December 31, 2007 and 1.39% of total loans at December 31, 2006. At these levels, the allowance for loan losses as a percentage of nonperforming loans was 476% at December 31, 2007 and 529% at December 31, 2006.

The Bank is headquartered in Westfield, Massachusetts and operates through 11 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

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This press release contains "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the Company's financial condition and results of operation and business that are subject to various factors which could cause actual results to differ materially from these estimates including, but not limited to, changes in the real estate market or local economy, changes in interest rates, changes in laws and regulations to which we are subject, and competition in our primary market area. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

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                   WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
          Selected Consolidated Statement of Operations and Other Data
                    ($ in thousands, except per share data)
                                  (Unaudited)


                                                Three Months Ended                Year Ended
                                                   December 31,                  December 31,

                                                2007           2006           2007           2006
                                                ----           ----           ----           ----
Interest and dividend income                $    13,929    $    11,167    $    53,584    $    42,435
Interest expense                                  6,266          5,516         23,408         19,551
                                            -----------    -----------    -----------    -----------

Net interest and dividend income                  7,663          5,651         30,176         22,884
Provision for loan losses                           175             65            400            390
                                            -----------    -----------    -----------    -----------

Net interest and dividend income after
 provision for loan losses                        7,488          5,586         29,776         22,494
Net gain (loss) on sales of fixed assets            546              -            546           (378)
Curtailment of defined benefit plan (1)             315              -            315              -
Noninterest income                                  943            844          3,700          3,451
Noninterest expense                               5,587          4,815         21,825         19,390
                                            -----------    -----------    -----------    -----------

Income before income taxes                        3,705          1,615         12,512          6,177
Income taxes                                      1,103            408          3,812          1,523
                                            -----------    -----------    -----------    -----------
Net income                                  $     2,602    $     1,207    $     8,700    $     4,654
                                            ===========    ===========    ===========    ===========

Basic earnings per share                    $      0.09    $      0.04    $      0.29    $      0.15

Average shares outstanding                   29,592,611     30,778,035     29,896,686     30,656,584

Diluted earnings per share                  $      0.09    $      0.04    $      0.29    $      0.15

Diluted average shares outstanding           30,098,226     31,352,844     30,397,691      31,199,823

Other Data:

Return on Average Assets (2)                      1.00%          0.56%          0.86%          0.56%

Return on Average Equity (2) (3)                  3.62%          3.98%          3.00%          3.99%

Net Interest Margin (2) (4)                       3.22%          2.90%          3.25%          3.05%

(1) The curtailment of the defined benefit plan specifically pertains to providing a life insurance benefit to employees who retire from Westfield Bank.
(2) Three month results have been annualized.
(3) Average equity for the 2006 periods includes $171.7 million in capital from the net proceeds raised in the Company's second step stock offering, which was completed on January 3, 2007.
    Consequently, the proceeds were recognized by the Company and reported in its balance sheet as of December 31, 2006 and therefore affected the balance of stockholders' equity for one calendar day. Proceeds, net of stock issuance costs, received directly by the Company or held by the underwriter for the convenience of the Company were recorded by increasing cash, the capital stock, and the paid-in capital accounts.
(4) Net interest margin is calculated on a tax equivalent basis.

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
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                   WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
               Selected Consolidated Balance Sheet and Other Data
                    ($ in thousands, except per share data)
                                  (Unaudited)

                                              December 31,     December 31,
                                                  2007             2006
                                                  ----             ----

Total assets                                   $1,039,784        $996,829
Securities held to maturity                       278,619         240,392
Securities available for sale                     244,229         168,629
Stock in Federal Home Loan Bank of Boston
     and other stock                                7,510           4,246
Loans                                             420,628         390,621
Allowance for loan losses                           5,726           5,437
                                               ----------        --------
Net loans                                         414,902         385,184

Total deposits                                    602,676         627,466

Customer repurchase agreements                     16,824          17,919

Federal Home Loan Bank advances                   123,444          55,000

Stockholders' equity (1)                          286,532         289,408

Book value per share (2)                             8.97            9.07

Other Data:

Nonperforming loans                            $    1,202        $  1,028

Nonperforming loans as a percentage
 of total assets                                    0.12%           0.10%

Nonperforming loans as a percentage
 of total loans                                     0.29%           0.26%

Allowance for loan losses as a percentage
 of nonperforming loans                              476%            529%


Allowance for loan losses as a percentage
 of total loans                                     1.36%           1.39%

(1) Stockholders' equity includes $171.7 million in capital from the net proceeds raised in the Company's second step stock offering, which was completed on January 3, 2007. Consequently, the proceeds were recognized by the Company and reported in its balance sheet as of December 31, 2006. Proceeds, net of stock issuance costs, received directly by the Company or held by the underwriter for the convenience of the Company were recorded by increasing cash, the capital stock, and the paid-in capital accounts.
(2) The book value per share was calculated based upon 31,933,549 shares outstanding at December 31, 2007 and 31,923,903 shares outstanding at December 31, 2006.

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